Exhibit 10.99

THE PROGRESSIVE CORPORATION
DIRECTOR COMPENSATION

2017-2018 Compensation
Chairman of the Board	$470,000
Lead Independent Director	$50,000 additional
Audit Committee Chair	$295,000
Audit Committee Member	$270,000
Compensation Committee Chair	$285,000
Compensation Committee Member	$260,000
Investment Committee Chair	$285,000
Investment Committee Member	$260,000
Additional Committee Chair*	$20,000 additional
Additional Committee Member*	$15,000 additional

*Excludes Executive Committee